Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2013	Quarter Ended March 31, 2012

Diluted earnings per share	$0.50	$0.39

Net Income	$1,362,000	$1,055,000

Return on average common equity	10.43%	8.46%

Return on average assets	0.96%	0.77%

Millersburg, Ohio – April 22, 2013 – CSB Bancorp, Inc. (CSBB) today announced first quarter 2013 net income of $1.36 million or $.50 per basic and diluted share, as compared to $1.06 million or $.39 per basic and diluted share for the same period in 2012.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.43% and 0.96%, respectively, compared with 8.46% and 0.77% for the first quarter of 2012.

Eddie Steiner, President and CEO commented, “We continue to focus on growing relationships with current and new customers. The bank’s average loan balances have increased 14% in the past year, and although margins are very tight, this growth has provided increases of approximately 9% in both net interest income and non-interest income as compared to year ago levels.”

Revenue totaled $5.8 million in the first quarter, a 9% increase from the prior-year first quarter. Non-interest expense amounted to $3.6 million during the quarter, an increase of $15 thousand or 0.4% from the same quarter in the prior year. The Company’s first quarter efficiency ratio amounted to 60.7% as compared to 65.9% for the same quarter in the prior year.

Federal income tax provision was $0.6 million for the quarter, compared to $0.5 million for the same quarter in 2012. The $1.36 million net income was 29% higher than net income recorded during the first quarter of the prior year.

Average total assets during the quarter amounted to $576 million, an increase of $24 million or 4% above the same quarter of the prior year. Average loan balances of $373 million were $46 million or 14% above prior year first quarter, while average securities balances of $136 million increased $9 million or 7% as compared to first quarter 2012.

Total assets amounted to $569 million on March 31, 2013, up $8 million or 1% from March 31, 2012. Net loan balances at quarter end totaled $369 million, up $41 million or 13% from the year-ago quarter, while securities balances of $137 million were $9 million or 7% higher than year ago balances. On a linked-quarter basis, net loans grew by $9 million and securities balances grew by $3 million.

Average commercial loan balances, including commercial real estate, grew by $14 million or 6% during the quarter ended March 31, 2013. Average residential mortgage balances increased by $4 million or 5% during the first quarter, as the bank continues to originate and retain some 15 year fixed rate mortgages. Average home equity balances declined $1 million or 2% during the quarter. There were no significant changes in the remainder of the bank’s loan portfolio, which includes installment, credit card and other loan balances totaling less than $10 million in outstanding balances.

The bank recorded a modest net recovery of loan charge-offs totaling $14 thousand for the quarter.

Nonperforming assets totaled $2.2 million or 0.59% of total loans plus other real estate at quarter end, compared to $3.3 million or 0.99% at the end of the first quarter in the prior year. Delinquent loan balances amounted to 1.00% of total loans on March 31, 2013, down from 1.57% in March 2012. During the quarter, the Company received a full payoff on one nonperforming commercial relationship, resulting in a $180 thousand recovery of interest and late charges, and reducing nonperforming asset balances by $1.1 million.

The Company funded $210 thousand in loan loss provision during the first quarter and the allowance for loan losses amounted to 1.29% of total loans on March 31, 2013. The ratio of the allowance for loan losses to nonperforming loans stood at 220% at the end of the quarter.

Commenting on the Company’s credit quality, Steiner noted that the Company’s nonperforming asset balances have demonstrated a general pattern of improvement for the past three years.

Deposit balances totaled $458 million on March 31, 2013, an increase of $7 million or 2% from the prior year quarter. Deposit balances at quarter-end were $18 million lower than December 31, 2012, as a run up in deposit balances occurred during the last two weeks of December and gradually dissipated during the first quarter of 2013.

Average total deposits during the quarter of $463 million were 5% above the prior year’s first quarter average, while declining by $0.8 million or 0.2% from the immediate prior quarter.

Within the deposit category, average non-interest-bearing account balances declined $2 million, or 3% during the quarter. Average interest-bearing checking, money market and traditional savings balances increased $4 million or 2% during the quarter, while average time deposit balances decreased $2 million or 1% during the quarter. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the first quarter grew by $3 million or 8% during the quarter and were 16% above the average for the same period in the prior year. The Company’s repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $52.8 million on March 31, 2013 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 8.4% on March 31, 2013, as compared to 8.0% on March 31, 2012. The Company declared a common dividend of $.18 per share during the quarter. Based on the March 31, 2013 closing stock price of $19.20 per share, the Company’s annual dividend yield approximates 3.75%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $569 million as of March 31, 2013. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
EARNINGS	2013 1st Qtr	2012 4th Qtr	2012 3rd Qtr	2012 2nd Qtr	2012 1st Qtr
Net interest income FTE (a)	$4,767	$4,543	$4,499	$4,474	$4,380
Provision for loan losses	210	206	206	205	206
Other income	1,038	1,149	1,073	1,034	948
Other expenses	3,559	3,818	3,528	3,560	3,544
FTE adjustment (a)	75	73	73	77	67
Net income	1,362	1,120	1,231	1,141	1,055
Diluted earnings per share	0.50	0.41	0.45	0.41	0.39

PERFORMANCE RATIOS
Return on average assets (ROA)	0.96%	0.77%	0.86%	0.82%	0.77%
Return on average common equity (ROE)	10.43%	8.50%	9.41%	8.98%	8.46%
Net interest margin FTE (a)	3.56%	3.33%	3.34%	3.40%	3.38%
Efficiency ratio	60.72%	63.61%	62.66%	64.03%	65.90%
Number of full-time equivalent employees	164	162	168	167	157

MARKET DATA
Book value/common share	$19.31	$19.17	$19.05	$18.71	$18.25
Period-end common share mkt value	19.20	17.00	18.25	18.17	17.75
Market as a % of book	99.43%	88.68%	95.80%	97.11%	97.26%
Price-to-earnings ratio	10.85	10.24	11.77	12.36	12.59
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18
Common stock dividend payout ratio	36.00%	43.90%	40.00%	43.90%	46.15%
Average basic common shares	2,736,060	2,735,157	2,734,799	2,734,799	2,734,799
Average diluted common shares	2,738,300	2,735,328	2,736,316	2,736,046	2,735,611
Period end common shares outstanding	2,736,060	2,736,060	2,734,799	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$52,532	$46,513	$49,910	$49,691	$48,543

ASSET QUALITY
Gross charge-offs	$16	$304	$39	$85	$79
Net charge-offs (recoveries)	(14)	287	16	(19)	41
Allowance for loan losses	4,804	4,580	4,661	4,471	4,246
Nonperforming assets (NPAs)	2,187	3,362	3,713	4,010	3,266
Net charge-off/average loans ratio	-0.02%	0.32%	0.02%	-0.02%	0.05%
Allowance for loan losses/period-end loans	1.29	1.26	1.32	1.30	1.28
NPAs/loans and other real estate	0.59	0.92	1.05	1.17	0.99
Allowance for loan losses/nonperforming loans	219.66	137.23	127.28	111.65	130.20

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.39%	8.06%	8.24%	8.11%	7.96%
Average equity to assets	9.20	9.11	9.15	9.09	9.08
Average equity to loans	14.20	14.70	14.97	15.04	15.33
Average loans to deposits	80.57	76.87	76.33	75.24	73.87

AVERAGE BALANCES
Assets	$575,925	$575,498	$569,142	$562,291	$552,407
Earning assets	543,068	542,150	536,093	528,817	520,802
Loans	373,064	356,555	347,682	339,829	327,203
Deposits	463,030	463,862	455,491	451,646	442,973
Shareholders’ equity	52,960	52,415	52,063	51,125	50,147

ENDING BALANCES
Assets	$568,852	$586,900	$568,783	$566,687	$560,803
Earning assets	538,674	544,727	535,402	530,094	526,942
Loans	373,367	364,580	352,748	344,116	331,353
Deposits	457,530	475,443	454,299	454,719	450,207
Shareholders’ equity	52,830	52,453	52,101	51,176	49,918

NOTES:

(a) -	Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	March 31, 2013	March 31, 2012
ASSETS
Cash and cash equivalents
Cash and due from banks	$9,238	$12,855
Interest-earning deposits in other banks	27,938	67,026
Federal funds sold	—	—

Total cash and cash equivalents	37,176	79,881
Securities
Available-for-sale, at fair-value	131,906	122,639
Restricted stock, at cost	5,463	5,463

Total securities	137,369	128,102
Loans held for sale	—	461
Loans	373,367	331,353
Less allowance for loan losses	4,804	4,246

Net loans	368,563	327,107

Goodwill and core deposit intangible	5,588	5,729
Bank owned life insurance	8,356	8,113
Premises and equipment, net	8,349	8,413
Accrued interest receivable and other assets	3,451	2,997

TOTAL ASSETS	$568,852	$560,803

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$92,831	$87,271
Interest-bearing	364,699	362,936

Total deposits	457,530	450,207

Short-term borrowings	43,551	41,717
Other borrowings	12,611	17,009
Accrued interest payable and other liabilities	2,330	1,952

Total liabilities	516,022	510,885

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2013 and 2012	18,629	18,629
Additional paid-in capital	9,974	9,994
Retained earnings	27,831	24,954
Treasury stock at cost - 244,542 shares in 2013 and 245,803 in 2012	(4,976)	(5,015)
Accumulated other comprehensive income	1,372	1,356

Total shareholders’ equity	52,830	49,918

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$568,852	$560,803

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended March 31,
	2013	2012
Interest and dividend income:
Loans, including fees	$4,567	$4,252
Taxable securities	582	729
Nontaxable securities	127	112
Other	24	39

Total interest and dividend income	5,300	5,132

Interest expense:
Deposits	475	640
Other	133	179

Total interest expense	608	819

Net interest income	4,692	4,313
Provision for loan losses	210	206

Net interest income after provision for loan losses	4,482	4,107

Non-interest income
Service charges on deposits accounts	315	308
Trust services	214	161
Gain on sale of loans	114	56
Other	395	423

Total non-interest income	1,038	948

Non-interest expenses
Salaries and employee benefits	2,050	1,963
Occupancy expense	258	246
Equipment expense	165	155
Franchise tax expense	147	139
Professional and director fees	117	207
Federal deposit insurance	88	87
Amortization of intangible assets	34	33
Other expenses	700	714

Total non-interest expenses	3,559	3,544

Income before income tax	1,961	1,511
Federal income tax provision	599	456

Net income	$1,362	$1,055

Net income per share:
Basic	$0.50	$0.39

Diluted	$0.50	$0.39

Note: Certain prior year balances have been reclassified to conform to the current year presentation.